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                                            EXHIBIT 99
                                    Quaker State Corporation
                                    Stephen D. Blum
                                    Office: 814-676-7877
                                    Home:   814-676-0820

                                    GE Capital Corporation
                                    Thomas F. Lamb, Jr.
                                    Office: 203-357-4346
                                    Home:   203-452-9889

QUAKER STATE TO SELL HERITAGE INSURANCE GROUP TO GE CAPITAL

        OIL CITY, PA, May 10, 1994 --Quaker State Corporation and GE Capital today announced they are negotiating an agreement for the sale of Quaker State's wholly owned Heritage Insurance Group subsidiary to GE Capital for approximately $85 million. It is hoped that a definitive agreement will be signed shortly.

        Under the agreement, GE Capital would acquire 100 percent of the stock in Heritage. The transaction, subject to regulatory approval, would be expected to close in the third quarter of this year.

        Herbert M. Baum, Quaker State's chairman and chief executive officer, said, "Heritage has been a valuable part of the Quaker State portfolio since 1984, however, on a long-term basis it does not fit our lubricants and lubricant services strategy. We plan to reinvest the proceeds of this sale in opportunities that better support this strategy."

        Edward D. Stewart, executive vice president of GE Capital, said, "Heritage provides an attractive platform to extend GE Capital's existing risk management capabilities and expand the array of insurance products and services we offer in the market, especially in the area of vehicle service contracts."

        Heritage operates in 49 states, offering credit life and health insurance, specialty indemnity coverage for auto and consumer products, and service contract reimbursement insurance for auto dealers through a network of independent insurance professionals.

        Quaker State Corporation is principally a producer of branded motor oil and lubricants and a marketer of products and services in the automotive aftermarket. Subsidiaries provide efficient and inexpensive fast lube services, produce natural gas and crude oil, and manufacture safety lighting equipment for cars and trucks.

        GE Capital, a wholly owned subsidiary of General Electric Company, is a diversified financial services company headquartered in Stamford, CT. GE Capital's activities include equipment management, mid-market financing, specialized financing, specialty insurance and consumer services. GE is a diversified manufacturing, technology and services company with operations worldwide.